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                                                                    EXHIBIT 21.1

                              List of Subsidiaries

1. Atari Corp. (U.K.) Ltd., a corporation organized under the laws of the United Kingdom.


2. Modular Electronics (India) Pvt. Ltd., a corporation organized under the laws of India.